Exhibit 99

FOR IMMEDIATE RELEASE	Contacts: Susan Kahn (investor)
(612) 761-6735

Cathy Wright (financial media)
(612) 761-6627 or (847) 615-1538

TARGET CORPORATION FOURTH QUARTER EARNINGS PER SHARE $1.29

FISCAL 2006 EPS $3.21

MINNEAPOLIS, February 27, 2007 — Target Corporation (NYSE: TGT) today reported net earnings of $1.119 billion for the fourth quarter ended February 3, 2007,  a 14-week period, compared with $939 million in the fourth quarter ended January 28, 2006, a 13-week period. Earnings per share in the fourth quarter 2007 increased 21.7 percent to $1.29 per share from $1.06 per share in the same period a year ago. All earnings per share figures refer to diluted earnings per share.

For the full fiscal year 2006, a 53-week period, net earnings were $2.787 billion, compared with $2.408 billion in fiscal 2005, a 52-week period. Earnings per share increased 18.5 percent to $3.21 per share from $2.71 per share a year ago.

“We are pleased with our performance in 2006, which reflects the strength of our strategic direction and disciplined execution,” said Bob Ulrich, chairman and chief executive officer of Target Corporation. “In 2007, we remain focused on delighting our guests, creating a preferred workplace for our team members and supporting the communities in which we operate, positioning us to generate considerable profitable market share growth and superior value for our shareholders over time.”

Full-Year Results

For fiscal 2006, total revenues increased 13.1 percent to $59.490 billion from $52.620 billion in 2005, fueled by the contribution from new store expansion, a 4.8 percent increase in comparable store sales (based on a 52-week period in both years), the impact of one additional week and the contribution from our credit card operations. Total revenues include retail sales and net credit card revenues. Comparable-store sales are sales from stores open longer than one year.

Earnings before interest expense and income taxes (EBIT) for the full year increased 17.3 percent to $5.069 billion, compared with $4.323 billion a year ago. EBIT in our core retail operations grew 11.2 percent, while the contribution of our credit card operations to total EBIT rose 51.9 percent. Within our core retail operations, gross margin rate was essentially unchanged from the prior year, while the company’s expense rate was unfavorable to the prior year. Gross margin rate represents sales less cost of sales expressed as a percentage of sales. Expense rate represents selling, general and administrative expenses expressed as a percentage of sales.

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TARGET CORPORATION

Total year net interest expense increased $109 million compared with 2005, primarily due to growth in the cost of funding our credit card operations.

Earnings before taxes (EBT) for the full year totaled $4.497 billion, representing an increase of $637 million, or 16.5 percent, from the same period in 2005. The contribution from the company’s credit card operations to these results was $693 million, an increase of $241 million, or 53.3 percent, from a year ago.

Fourth-Quarter Results

Total revenues in the fourth quarter increased 16.3 percent to $19.710 billion from $16.947 billion in 2005, driven by the extra week of sales, the contribution from new store expansion, a 4.8 percent increase in comparable store sales (based on a 13-week period in both years) and the contribution from our credit card operations.

Fourth quarter 2006 EBIT increased 22.1 percent to $1.960 billion, compared with $1.606 billion in the fourth quarter a year ago. EBIT in our core retail operations grew 19.5 percent, while the contribution of our credit card operations to total EBIT rose 40.7 percent. Within our core retail operations, gross margin rate in the quarter was slightly favorable and the company’s expense rate was slightly unfavorable to the prior year.

Net interest expense for the quarter increased $27 million compared with fourth quarter 2005, due to growth in the cost of funding our credit card operations and the additional week.

EBT in the fourth quarter totaled $1.809 billion, representing an increase of $327 million, or 22.1 percent, from the same period in 2005. The contribution from the company’s credit card operations to these results was $187 million, an increase of $54 million, or 40.7 percent, from a year ago.

Other Factors

For the full year, the effective income tax rate in 2006 was 38.0 percent, compared to 37.6 percent in 2005.

Under a $5 billion share repurchase program that began in 2004, the company repurchased 19.5 million shares of its common stock in 2006 at an average price of $50.16 per share, for a total investment of $977 million. Program to-date, the company has acquired 71.0 million shares of its common stock at an average price per share of $48.56, reflecting a total investment of approximately $3.45 billion. The company expects to continue to execute this program primarily in open market transactions, subject to market conditions, and expects to complete the total program by year-end 2008, or sooner.

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Miscellaneous

Target Corporation will webcast its fourth quarter and year end earnings conference call at 9:00am CST today. Investors and the media are invited to listen to the call through the company’s website at www.target.com/investors (click on “Events + Calendar”, then “webcasts”). A telephone replay of the call will be available beginning at approximately 11:00am CST today through the end of business on Thursday March 1, 2007. The replay number is (800) 642-1687 (passcode: 7387445).

Forward-looking statements in this release should be read in conjunction with the cautionary statements in Exhibit (99)C to the company’s 2005 Form 10-K.

Target Corporation’s operations include large, general merchandise and food discount stores and a fully integrated on-line business through which we offer a fun and convenient shopping experience with thousands of highly differentiated and affordably priced items. The company gives back more than $3 million each week to its local communities through grants and special programs. The company currently operates 1,487 Target stores in 47 states.

Target Corporation news releases are available at www.target.com.

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(Tables Follow)

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CONSOLIDATED RESULTS OF OPERATIONS

	Fourteen	Thirteen		Fifty-Three	Fifty-Two
	Weeks Ended	Weeks Ended		Weeks Ended	Weeks Ended
	Feb. 3,	Jan. 28,	%	Feb. 3,	Jan. 28,	%
(Millions, except per share data)	2007	2006	Change	2007	2006	Change
(Unaudited)

Sales	$19,269	$16,570	16.3%	$57,878	$51,271	12.9%
Net credit card revenues	441	377	17.0	1,612	1,349	19.5

Total revenues	19,710	16,947	16.3	59,490	52,620	13.1

Cost of sales	13,349	11,509	16.0	39,399	34,927	12.8
Selling, general and administrative expenses	3,804	3,254	16.9	12,819	11,185	14.6
Credit card expenses	195	209	(6.6)	707	776	(8.9)
Depreciation and amortization	402	369	9.0	1,496	1,409	6.1

Earnings before interest expense and income taxes	1,960	1,606	22.1	5,069	4,323	17.3

Net interest expense	151	124	21.5	572	463	23.4

Earnings before income taxes	1,809	1,482	22.1	4,497	3,860	16.5

Provision for income taxes	690	543	27.2	1,710	1,452	17.8

Net earnings	$1,119	$939	19.2%	$2,787	$2,408	15.8%

Basic earnings per share:	$1.30	$1.07	21.7%	$3.23	$2.73	18.5%

Diluted earnings per share:	$1.29	$1.06	21.7%	$3.21	$2.71	18.5%

Weighted average common shares outstanding:
Basic	858.5	876.6		861.9	882.0
Diluted	865.4	883.5		868.6	889.2

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

SUBJECT TO RECLASSIFICATION

	Feb. 3,	Jan. 28,
(Millions)	2007	2006
(Unaudited)

ASSETS
Cash and cash equivalents	$813	$1,648
Accounts receivable, net	6,194	5,666
Inventory	6,254	5,838
Other current assets	1,445	1,253
Total current assets	14,706	14,405

Property and equipment, net	21,431	19,038
Other non-current assets	1,212	1,552
Total assets	$37,349	$34,995

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Accounts payable	$6,575	$6,268
Current portion of long-term debt and notes payable	1,362	753
Other current liabilities	3,180	2,567
Total current liabilities	11,117	9,588

Long-term debt	8,675	9,119
Deferred income taxes	577	851
Other non-current liabilities	1,347	1,232
Shareholders’ investment	15,633	14,205
Total liabilities and shareholders’ investment	$37,349	$34,995

Common shares outstanding	859.8	874.1

CONSOLIDATED STATEMENTS OF CASH FLOWS

SUBJECT TO RECLASSIFICATION

	Fifty-Three	Fifty-Two
	Weeks Ended	Weeks Ended
	Feb. 3,	Jan. 28,
(Millions)	2007	2006
(Unaudited)

OPERATING ACTIVITIES
Net earnings	$2,787	$2,408

Reconciliation to cash flow:
Depreciation and amortization	1,496	1,409
Share-based compensation expense	99	93
Deferred income taxes	(201)	(122)
Bad debt provision	380	466
Loss on disposal of property and equipment, net	53	70
Other non-cash items affecting earnings	(35)	(50)
Changes in operating accounts providing/(requiring) cash:
Accounts receivable originated at Target	(226)	(244)
Inventory	(431)	(454)
Other current assets	(30)	(28)
Other non-current assets	5	(24)
Accounts payable	435	489
Accrued liabilities	389	351
Income taxes payable	41	70
Other non-current liabilities	100	2
Other	—	15
Cash flow provided by operations	4,862	4,451

INVESTING ACTIVITIES
Expenditures for property and equipment	(3,928)	(3,388)
Proceeds from disposal of property and equipment	62	58
Change in accounts receivable originated at third parties	(683)	(819)
Other investment	(144)	—
Cash flow required for investing activities	(4,693)	(4,149)

FINANCING ACTIVITIES
Additions to long-term debt	1,256	913
Reductions of long-term debt	(1,155)	(527)
Dividends paid	(380)	(318)
Repurchase of stock	(901)	(1,197)
Stock option exercises and related tax benefit	181	231
Other	(5)	(1)
Cash flow required for financing activities	(1,004)	(899)

Net decrease in cash and cash equivalents	(835)	(597)

Cash and cash equivalents at beginning of period	1,648	2,245

Cash and cash equivalents at end of period	$813	$1,648

NUMBER OF STORES, RETAIL SQUARE FEET and COMPARABLE-STORE SALES

Retail square feet in thousands; reflects total square feet less office, distribution center and vacant space.

	Number of Stores		Retail Square Feet
	Feb. 3,	Jan. 28,	Feb. 3,	Jan. 28,
(Unaudited)	2007	2006	2007	2006	Change
Target General Merchandise Stores	1,311	1,239	160,806	150,318	7.0%
SuperTarget Stores	177	158	31,258	27,942	11.9%
Total	1,488	1,397	192,064	178,260	7.7%

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	Jan. 27, (a)	Jan. 28,	Jan. 27, (a)	Jan. 28,
	2007	2006	2007	2006
Comparable-Store Sales	4.8%	4.2%	4.8%	5.6%

(a)  Comparable-store sales growth is calculated by comparing sales in current year periods against designated prior year periods of equivalent length.

CREDIT CARD CONTRIBUTION TO EBT

	Fourteen	Thirteen	Fifty-Three	Fifty-Two
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	Feb. 3,	Jan. 28,	Feb. 3,	Jan. 28,
(Millions) (Unaudited)	2007	2006	2007	2006
Revenues
Finance charges	$305	$259	$1,117	$915
Interest expense (a)	(83)	(59)	(286)	(193)
Net interest income	222	200	831	722

Late fees and other revenues	95	83	356	310
Merchant fees
Intracompany	24	24	74	72
Third-party	41	35	139	124
Non-interest income	160	142	569	506

Expenses
Bad debt	102	129	380	466
Operations and marketing	93	80	327	310
Total expenses	195	209	707	776

Credit card contribution to EBT	$187	$133	$693	$452

As a percentage of average receivables (annualized)	10.6%	9.0%	11.0%	8.2%

Net interest margin (annualized) (b)	12.6%	13.5%	13.2%	13.0%

RECEIVABLES
Period-end receivables	$6,711	$6,117
Average receivables	$6,544	$5,922	$6,161	$5,544
Accounts with three or more payments past due as a percentage of period-end receivables	3.5%	2.8%

ALLOWANCE FOR DOUBTFUL ACCOUNTS
Allowance at beginning of period	$514	$417	$451	$387
Bad debt provision	102	129	380	466
Net write-offs	(99)	(95)	(314)	(402)
Allowance at end of period	$517	$451	$517	$451

As a percentage of period-end receivables	7.7%	7.4%	7.7%	7.4%

Net write-offs as a percentage of average receivables (annualized)	6.1%	6.5%	5.1%	7.2%

(a)  Represents an allocation of consolidated interest expense based on estimated funding costs for average net accounts receivable and other financial services assets.  Interest expense allocated to our credit card operations for the first, second, third, and fourth quarters 2005 totaled $40, $43, $50, and $59, respectively.

(b)  Net interest income divided by average accounts receivable.